Exhibit 99.1

INTRICON REPORTS 2016 SECOND-QUARTER RESULTS

Hearing Health Revenue Up Over Prior Year

ARDEN HILLS, Minn. — August 2, 2016 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its second quarter ended June 30, 2016.

Highlights:

  Net sales of $17.0 million were consistent with the prior-year period;
  The company’s value hearing health initiatives delivered year-over-year growth;
  IntriCon’s equity offering in May 2016 raised net proceeds of $3.7 million, providing additional financial flexibility; and,
  The company amended its credit facilities with The PrivateBank in April 2016, obtaining additional liquidity.

Financial Results

For the 2016 second quarter, the company reported net sales of $17.0 million, compared to $17.1 million in the prior-year period. IntriCon posted a net loss attributable to IntriCon shareholders of $1,490,000, or $0.23 per share, versus net income attributable to IntriCon shareholders of $506,000, or $0.08 per diluted share, for the 2015 second quarter. The results were in line with IntriCon’s June 30, 2016, pre-release and reflect a timing shift in orders from its largest medical customer.

“While we are far from pleased with our second-quarter performance, we continue to make progress building the infrastructure required to secure high-potential growth opportunities in value hearing health, and the long-term outlook for our business remains healthy,” said Mark S. Gorder, president and chief executive officer of IntriCon. “The $3.7 million in net proceeds we raised in the quarter through a public stock offering is an important step in advancing our future plans. And we are aggressively pursuing alternative distribution models and partnerships within the value hearing health market to drive shareholder value.”

Gross profit margins were 22.8 percent compared to 26.8 percent in the prior-year second quarter. The decrease was primarily due to a less favorable sales mix and slightly increased overhead.

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IntriCon Corporation 2016 Second-Quarter Results

August 2, 2016

Operating expenses for the second-quarter were $5.0 million, compared to $3.9 million in the prior-year second quarter. The increase was largely due to the inclusion of PC Werth, acquired by IntriCon UK in November 2015, and higher research and development investments to support value hearing health initiatives.

Business Update

Hearing health sales increased 7 percent during the second quarter from the prior-year quarter, primarily as a result of contributions from PC Werth. During the quarter, IntriCon experienced gains in value hearing aids, personal sound amplifier products (PSAP) and assisted listening devices. These were partially offset by anticipated decreases in conventional channel sales. For some time, IntriCon has focused on opportunities in value hearing health versus the conventional channel.

Over the past 12 months several institutions including the U.S. Food and Drug Administration (FDA), the President’s Council of Advisors on Science and Technology (PCAST) and most recently, the National Academies of Sciences, Engineering and Medicines (NASEM), have recognized that untreated hearing loss in the United States is a substantial national problem. High device costs and inadequate innovation in distribution channels are creating significant barriers to access for most Americans. Each institution, individually, has released statements indicating their support for improving hearing health access and affordability for consumers, thereby improving market penetration.

“As a company, we are aligned with the FDA, PCAST and NASEM efforts to overcome barriers to device access and spur development and innovation in cost-effective technology,” said Gorder. “All of these pivotal events point to a groundswell for fundamental change. They highlight the need for an outcomes-based hearing healthcare model in which the best value-added devices and software technology are combined with varying levels of practitioner intervention, to provide the most efficient, lowest cost solution, to consumers across the country.”

The company’s recent initiative to improve affordability in the U.S. market was providing the independent audiologist the best value-added devices at the best price, by establishing earVenture, a joint venture with the Academy of Doctors of Audiology (ADA). While earVenture has not yet generated significant revenue, it is an important strategic element in IntriCon’s approach. Over 450 ADA members have registered to join the earVenture program. earVenture is focused on sales and marketing efforts to convert those members into consistent customers, as well as solicit non-registered ADA members to join.

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IntriCon Corporation 2016 Second-Quarter Results

August 2, 2016

In the United Kingdom, IntriCon’s integration plan for PC Werth is proceeding on schedule. Over the last several months IntriCon has delivered initial devices to targeted National Health Service (NHS) clinics, with positive feedback. The company is directing sales and marketing efforts at additional clinics during the second half of the year.

“The ADA and NHS leadership have embraced our offering, which is a groundbreaking first step in advancing our value-based model,” said Gorder. “In order to drive meaningful growth in both of these markets, we must focus our efforts on marketing to and educating the practitioner.”

Lastly, the company is also aggressively exploring initiatives to expand its offering into alternative distribution channels that require less practitioner intervention. These models have demonstrated the ability to scale more quickly than efforts into traditional channels.

Sales in IntriCon’s medical business decreased 4 percent in the 2016 second quarter, primarily driven by IntriCon’s largest customer, Medtronic. Sales to Medtronic were lower as they manage the transition of their pending FDA product approval and launch for the MiniMed 630G system. Long-term, IntriCon believes it’s well positioned for growth with Medtronic. In addition to the MiniMed 630G system, IntriCon is also designed into the MiniMed 670G system which was recently submitted to the FDA for Premarket Approval.

Second-quarter 2016 professional audio communication sales declined 5 percent from the prior-year period. IntriCon anticipates second half 2016 revenue in this business to be flat with the prior-year comparable period. The company is working on several opportunities that management believes will provide modest revenue growth in 2017.

While lower revenue levels are expected to be temporary, IntriCon has taken measured actions to reduce operating expenses. These reductions, which will not impact the company’s ability to execute strategic initiatives, should result in approximately $600,000 in annual savings. The majority of the savings will begin to be realized in the 2016 fourth quarter.

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IntriCon Corporation 2016 Second-Quarter Results

August 2, 2016

Looking Ahead

Concluded Gorder, “While I am disappointed we experienced a timing issue that had an adverse impact on our second-quarter results, I am excited about the direction we are headed. I believe our value proposition is a compelling one. Our position with Medtronic has never been stronger, our technology pipeline – including advancements of wireless connective and self-fitting hearing aid software – is robust, and the need for disruptive hearing health channels is high. We are committed to accelerating targeted investments that best position the company for long-term success in the value hearing health and medical biotelemetry markets. Based on information currently available, we anticipate third-quarter net sales to be consistent with 2016 second-quarter levels, with a notably smaller net loss. Additionally, we anticipate fourth-quarter net sales at levels that will achieve profitability.

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Tuesday, August 2, 2016, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review second-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-632-3382 and provide the conference ID number 6339461 to the operator. To access the replay, please visit https://jsp.premiereglobal.com/webrsvp and enter confirmation code 6339461.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

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IntriCon Corporation 2016 Second-Quarter Results

August 2, 2016

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

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IntriCon Corporation 2016 Second-Quarter Results

August 2, 2016

INTRICON CORPORATION

Consolidated Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$16,976	$17,120	$35,234	$33,722
Cost of sales	13,106	12,535	26,250	24,809
Gross profit	3,870	4,585	8,984	8,913

Operating expenses:
Sales and marketing	1,200	898	2,396	1,885
General and administrative	2,108	1,733	4,399	3,442
Research and development	1,558	1,294	2,974	2,520
Restructuring charges	132	—	132	—
Total operating expenses	4,998	3,925	9,901	7,847
Operating income (loss)	(1,128)	660	(917)	1,066

Interest expense	(126)	(89)	(252)	(192)
Other income (expense)	(221)	12	(291)	148
Income (loss) before income taxes	(1,475)	583	(1,460)	1,022

Income tax expense	52	77	86	232
Net income (loss)	(1,527)	506	(1,546)	790
Less: Loss allocated to non-controlling interest	(37)	—	(71)	—
Net income (loss) attributable to IntriCon shareholders	$(1,490)	$506	$(1,475)	$790

Net income (loss) per share attributable to IntriCon shareholders:
Basic	$(0.23)	$0.09	$(0.24)	$0.14
Diluted	(0.23)	0.08	(0.24)	0.13

Average shares outstanding:
Basic	6,370	5,856	6,078	5,848
Diluted	6,370	6,242	6,078	6,229

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IntriCon Corporation 2016 Second-Quarter Results

August 2, 2016

INTRICON CORPORATION

Consolidated Condensed Balance Sheets
(in thousands, except per share data)

	June 30,	December 31,
	2016	2015
Current assets:
Cash	$450	$369
Restricted cash	633	610
Accounts receivable, less allowance for doubtful accounts of $133 at June 30, 2016 and $135 at December 31, 2015	8,473	8,578
Inventories	14,598	14,472
Other current assets	883	860
Total current assets	25,037	24,889

Machinery and equipment	39,852	38,653
Less: Accumulated depreciation	32,829	31,911
Net machinery and equipment	7,023	6,742

Goodwill	9,551	9,551
Investment in partnerships	133	224
Other assets, net	1,050	480
Total assets	$42,794	$41,886

Current liabilities:
Current maturities of long-term debt	$1,992	$1,908
Accounts payable	7,363	7,785
Accrued salaries, wages and commissions	2,291	2,559
Deferred gain	—	55
Other accrued liabilities	784	1,279
Total current liabilities	12,430	13,586

Long-term debt, less current maturities	7,589	7,929
Other postretirement benefit obligations	519	542
Accrued pension liabilities	803	812
Other long-term liabilities	160	120
Total liabilities	21,501	22,989
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 6,796 and 5,981 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	6,796	5,981
Additional paid-in capital	21,004	17,721
Accumulated deficit	(5,521)	(4,046)
Accumulated other comprehensive loss	(877)	(721)
Total shareholders' equity	21,402	18,935
Non-controlling interest	(109)	(38)
Total equity	21,293	18,897
Total liabilities and equity	$42,794	$41,886

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